Amerityre Licenses Korean Company to Produce

Polyurethane Foam Products

Company Will Also Purchase Manufacturing Equipment and Chemical Systems

Boulder City, Nevada (July 17, 2006) – Amerityre Corporation (NASDAQ: AMTY) announced today that it has entered into a manufacturing and distribution license agreement with Joon “James” Won Lee, doing business as Flatfree, Inc., a South Korean corporation (“Flatfree-Korea”).  Under the terms of the agreement, Flatfree-Korea will pay an annual license fee, purchase manufacturing equipment and purchase chemical systems.

The agreement grants Flatfree-Korea a license to manufacture and market the products for distribution in South Korea and other Asian markets.  The license to market the products in South Korea is exclusive provided Flatfree-Korea makes minimum license payments to Amerityre of $100,000 per year over an initial term of ten years.

Under the agreement, Amerityre will sell Flatfree-Korea a $1.0 million equipment package and will assist Flatfree-Korea with equipment installation and setup, training and manufacturing support.  Amerityre will also sell Flatfree-Korea the proprietary chemical systems necessary for the production of Amerityre’s closed-cell polyurethane foam bicycle, wheelchair, wheel-barrow, hand-truck and other lawn and garden tire products once the installation of the manufacturing equipment is completed and production commences, which is expected to occur in early 2007.

Richard A. Steinke, Amerityre’s founder, Chairman, Chief Executive Officer and President, commented, “We are pleased to gain this exposure for our closed-cell polyurethane foam technology outside the United States.  It is proven technology and we look forward to working with Flatfree, Inc. as it introduces closed-cell polyurethane foam tire products to the Korean and other Asian markets.”

“We believe this transaction to be the first of many anticipated transactions where Amerityre can supply both the manufacturing technology and the polyurethane chemical systems needed to produce the products," Mr. Steinke added.

About Amerityre

In addition to technology to produce closed-cell polyurethane foam tires, Amerityre is actively engaged in the development of revolutionary new polyurethane elastomer tire technologies. Amerityre’s technologies are currently focused on four additional major tire segments: 1) retreads for medium commercial truck, industrial and off-the-road tires; 2) passenger car and light truck tires 3) special trailer tires with “run-flat” capabilities; and 4) solid industrial tires. Amerityre intends to commercialize its technologies by transferring its technologies to strategic partners through licensing agreements, co-development projects and the sale of equipment and its proprietary chemical formulations.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements, including those related to the benefits of Amerityre’s manufacturing and distribution license agreement with Flatfree, Inc., are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2005, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Company Contact:

Elliott N. Taylor

entaylor@amerityre.com

(702) 293-1930 x113

CCG Contact:

Sean Collins, Senior Partner

(310) 477-9800

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